Exhibit 99.1

Yahoo Reports First Quarter 2015 Results

SUNNYVALE, Calif.--(BUSINESS WIRE)--April 21, 2015--Yahoo! Inc. (NASDAQ:YHOO) today reported results for the quarter ended March 31, 2015.

“Yahoo is amidst a multi-year transformation to return an iconic company to greatness. This quarter, we saw encouraging revenue growth of 8%, with display revenue growing a modest 2% and search growing 20% on a GAAP basis. Our mobile GAAP revenue reached $234 million in Q1, growing 61% year-over-year,” said Marissa Mayer, CEO of Yahoo. “We anticipated that we would grow GAAP revenue ahead of revenue ex-TAC and EBITDA, and that’s precisely what we saw this quarter. For the next phase of the transformation, we will focus on accelerating our GAAP revenue growth while managing our margins and costs.”

	Q1 2014	Q1 2015
GAAP revenue	$1,133 million	$1,226 million
Revenue ex-TAC	$1,087 million	$1,043 million
Adjusted EBITDA	$306 million	$231 million
Net earnings	$312 million	$21 million
GAAP net earnings per diluted share	$0.29	$0.02
Non-GAAP net earnings per diluted share	$0.38	$0.15

Business Highlights

  GAAP Revenue Growth:
    Yahoo’s GAAP revenue grew this quarter, primarily as a result of the Company’s performance in search and display. GAAP Revenue was $1,226 million, up 8% and near the midpoint of our guidance after adjusting for Mozilla TAC. This is the first time the Company has seen Q1 growth in display since 2011.
  Search Volume Up in Q1 2015, Mozilla Partnership Paying Off:
    Yahoo saw an increase in search volume in Q1 2015, with searches reaching a five-year high. The partnership between Yahoo and Mozilla was key to this volume increase.
  Amended Search Partnership with Microsoft:
    Yahoo announced an amended search partnership with Microsoft to improve the search experience, create value for advertisers and establish ongoing stability for partners. Yahoo now has increased flexibility to enhance the search experience on any platform, since the partnership is non-exclusive for both desktop and mobile. Yahoo will continue to serve Bing ads and search results for at least 51% of its desktop search traffic.
  Developer Tools:
    At Yahoo’s first Yahoo Mobile Developer Conference, the Company launched the Yahoo Mobile Developer Suite, which empowers developers through Flurry technology to measure, advertise, monetize and enhance their apps. The Yahoo Mobile Developer Suite includes Flurry Analytics with Explorer, Yahoo App Publishing, Yahoo App Marketing, Yahoo Search in Apps, and Flurry Pulse.
  New Features on Yahoo Mail:
    Yahoo Mail introduced updates including contact cards (contact information including photo, phone number, job title, and links to social profiles), on-demand passwords (eliminating the need for users to remember complex passwords), an end-to-end encryption extension, and refined search options.
    Yahoo App introduced new interactive features encompassing Yahoo digital magazines, Yahoo Weather and Yahoo News Digest.
  Media Partnerships & Digital Magazines:
    The Company launched three new digital magazines this quarter: Yahoo Politics, Yahoo TV, and Yahoo Autos.
    Yahoo was chosen by Snapchat as a launch partner to bring the day’s most important headlines from Yahoo News directly to Snapchatters through a new editorial feature of the popular app: Snapchat Discover.
    Yahoo announced an expansion of its relationship with Disney/ABC Television Group, including a new “Yahoo Your Day” series on Good Morning America.
  Advertising Partnerships:
    Yahoo landed high-profile video, display, native and social ad deals with brands like Old Navy, Honda and the City of Las Vegas on Yahoo Properties including Tumblr and Tourney Pick‘Em, as well as the Yahoo Screen series Community.
  Ad Technology:
    Yahoo leveraged its recent acquisition of BrightRoll by integrating Audience Ads data into BrightRoll’s video demand side platform, giving video advertisers access to exclusive Yahoo audience data. BrightRoll also launched an advanced campaign insights and reporting tool for video advertisers.

First Quarter 2015 Financial Highlights

Mavens Revenue:

	Q1 2014	Q1 2015
Mavens revenue	$ 230 million	$ 363 million
Non-Mavens revenue	802 million	744 million
Total traffic-driven revenue	$1,032 million	$1,107 million
Non-traffic-driven revenue	101 million	119 million
GAAP revenue	$1,133 million	$1,226 million

Mavens revenue represented 22 percent of traffic-driven revenue in the first quarter of 2014, and increased to 33 percent in the first quarter of 2015.

Mobile Revenue:

	Q1 2014	Q1 2015
Mobile revenue	$ 145 million	$ 234 million
PC revenue	887 million	873 million
Total traffic-driven revenue	$1,032 million	$1,107 million
Non-traffic-driven revenue	101 million	119 million
GAAP revenue	$1,133 million	$1,226 million

Mobile revenue represented 14 percent of traffic-driven revenue in the first quarter of 2014, and increased to 21 percent in the first quarter of 2015.

Gross mobile revenue for the first quarter of 2014 and 2015 was approximately $231 million and $391 million, respectively.

Search Revenue:

  Gross search revenue was $956 million for the first quarter of 2015, an increase of 20 percent compared to the first quarter of 2014.
  GAAP search revenue was $532 million for the first quarter of 2015, an increase of 20 percent compared to the first quarter of 2014. Search revenue from the Mozilla traffic is being recognized on a gross basis as a result of the terms of the agreement, therefore increasing GAAP revenue and also increasing TAC.
  Search revenue ex-TAC was $432 million for the first quarter of 2015, a decrease of 3 percent compared to the first quarter of 2014.
  The number of Paid Clicks increased approximately 21 percent compared to the first quarter of 2014.
  Price-per-Click increased approximately 3 percent compared to the first quarter of 2014.

Display Revenue:

  GAAP display revenue was $464 million for the first quarter of 2015, a 2 percent increase compared to the first quarter of 2014.
  Display revenue ex-TAC was $381 million for the first quarter of 2015, a 7 percent decrease compared to the first quarter of 2014.
  The number of Ads Sold increased approximately 29 percent compared to the first quarter of 2014.
  Price-per-Ad decreased approximately 17 percent compared to the first quarter of 2014.

Cash, Cash Equivalents, and Marketable Securities:

  Cash, cash equivalents, and marketable securities were $6.9 billion as of March 31, 2015 compared to $10.2 billion as of December 31, 2014, a decrease of $3.3 billion.
  During the first quarter of 2015, Yahoo repurchased approximately 4 million shares of its common stock for $204 million and satisfied the $3.3 billion income tax liability related to the sale of Alibaba Group ADSs in 2014.

“We are tightly managing our overall cost structure as EBITDA remains a key measurement for the Company,” said Ken Goldman, CFO of Yahoo. “In Q1 2015, we took actions to optimize functions, remove inefficiencies and align resources to help focus our organizations on top priorities. We plan to continue to actively manage our cost base to grow profitability and EBITDA over time.”

Live Stream

Yahoo will live stream a video broadcast of the Company's first quarter 2015 financial results at 2 p.m. Pacific Time/5 p.m. Eastern Time today. The live stream will be broadcast from Yahoo’s Sunnyvale studio and will be available exclusively on Yahoo Finance at finance.yahoo.com. The Company will provide its business outlook for the second quarter during the presentation. Supplemental financial information can be accessed through the Company’s Investor Relations website at investor.yahoo.net. The video will be archived after the event at investor.yahoo.net and will be available for 90 days following the broadcast.

Non-GAAP Financial Measures

This press release and its attachments include the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (“SEC”): gross mobile revenue; gross search revenue; revenue ex-TAC; adjusted EBITDA; non-GAAP income from operations; non-GAAP net earnings; non-GAAP net earnings per share - diluted; and free cash flow.

Gross mobile revenue is GAAP mobile revenue plus the related revenue share with third parties. Gross search revenue is GAAP search revenue plus the related revenue share with third parties. Revenue ex-TAC is GAAP revenue less traffic acquisition costs. Adjusted EBITDA, non-GAAP income from operations, non-GAAP net earnings and non-GAAP net earnings per share - diluted, exclude from the most comparable GAAP financial measures certain gains, losses, and expenses that we do not believe are indicative of ongoing results, and exclude stock-based compensation expense. Adjusted EBITDA also excludes taxes, depreciation, amortization of intangible assets, other income, net (which includes interest), earnings in equity interests, and net income attributable to noncontrolling interests. Free cash flow is GAAP net cash provided by operating activities (adjusted to include excess tax benefits from stock-based awards), less acquisition of property and equipment, net and dividends received from equity investees.

These measures may be different than non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). Explanations of the Company’s non-GAAP financial measures and reconciliations of these financial measures to the GAAP financial measures the Company considers most comparable are included in the accompanying “Note to Unaudited Condensed Consolidated Financial Statements,” “Supplemental Financial Data and GAAP to Non-GAAP Reconciliations,” and “GAAP to Non-GAAP Reconciliations.”

About Yahoo

Yahoo is a guide focused on making users’ digital habits inspiring and entertaining. By creating highly personalized experiences for our users, we keep people connected to what matters most to them, across devices and around the world. In turn, we create value for advertisers by connecting them with the audiences that build their businesses. Yahoo is headquartered in Sunnyvale, California, and has offices located throughout the Americas, Asia Pacific (APAC) and the Europe, Middle East and Africa (EMEA) regions. For more information, visit the pressroom (pressroom.yahoo.net) or the Company's blog (yahoo.tumblr.com).

“Ads Sold” consist of display ad impressions for paying advertisers on Yahoo Properties and Affiliate sites.

“Affiliates” refers to the third-party entities that have integrated Yahoo’s advertising offerings into their Websites or other offerings (those Websites and other offerings, “Affiliate sites”).

“Alibaba Group” means Alibaba Group Holding Limited.

“Gross mobile revenue” is GAAP mobile revenue plus the related revenue share with third parties.

“Gross search revenue” is GAAP search revenue plus the related revenue share with third parties.

“Mavens revenue” is revenue generated from, without duplication: (i) mobile (as defined below), (ii) video ads and video ad packages, (iii) native ads, and (iv) Tumblr ads and fees.

“Mobile revenue” is revenue generated in connection with user activity on mobile devices, including smartphones and tablets, regardless of whether the device is accessing a mobile-optimized service. Mobile revenue is generated primarily from search and display ads. Mobile revenue also includes leads, listings and fees revenue and ecommerce revenue allocated to user activity on mobile devices.

“Net earnings” means net income attributable to Yahoo! Inc., and “net earnings per diluted share” means net income attributable to Yahoo! Inc. common stockholders per share – diluted.

“Non-Mavens revenue” is revenue generated from search ads and traditional (i.e., non-native, non-video, non-Tumblr) display ads served on PCs and also includes leads, listings and fees revenue and ecommerce revenue allocated to user activity on PCs.

“Non-traffic-driven revenue” is revenue not arising from user activity on Yahoo Properties or Affiliate sites, and includes royalty revenue, license fee revenue, amortization under the technology and intellectual property license agreement with Alibaba Group and all other revenue that is not traffic-driven.

“Paid Clicks” are clicks by end-users on sponsored search listings (excluding native ads) on Yahoo Properties and Affiliate sites.

“PC” means a desktop computer, and “PC revenue” is revenue generated from search and display ads served on PCs and also includes leads, listings and fees revenue and ecommerce revenue allocated to user activity on PCs.

“Price-per-Ad” is defined as display revenue divided by our total number of Ads Sold.

“Price-per-Click” is defined as Search click-driven revenue divided by our total number of Paid Clicks.

“Search Agreement” refers to the Search and Advertising Services and Sales Agreement between Yahoo and Microsoft Corporation, as amended.

“Search click-driven revenue” is gross search revenue excluding the Microsoft RPS guarantee and search revenue from Yahoo Japan.

“TAC” refers to traffic acquisition costs. TAC consists of payments to Affiliates and payments made to companies that direct consumer and business traffic to Yahoo Properties.

“Yahoo”, “Company” and “we” refers to Yahoo! Inc. and its consolidated subsidiaries.

“Yahoo Properties” refers to the online properties and services that Yahoo provides to users.

We periodically review, refine and update our methodologies for monitoring, gathering, and counting number of Ads Sold and Paid Clicks, and for calculating Search click-driven revenue, Price-per-Ad and Price-per-Click. Commencing this quarter, Yahoo’s display volume and price metrics (Ads Sold and Price-per-Ad) include (a) results from Yahoo Properties worldwide (other than China and Japan, where Yahoo branded sites are operated by third-party licensees), whereas previously those metrics excluded countries and regions where historical data was not previously retained in a manner that would support period-to-period comparisons; (b) results from Affiliate sites (including Affiliates of Flurry and BrightRoll) and (c) historical Tumblr data commencing with the second quarter of 2013, whereas previously Tumblr data was limited to (i) native ad results commencing with the first quarter of 2014 and (ii) other display ad results commencing with the third quarter of 2014. Prior period amounts have been updated to conform to the current presentation.

Additional information about how “Ads Sold,” “Paid Clicks,” “Price-per-Ad,” “Price-per-Click” and “Search click-driven revenue” are defined and calculated is included under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, which is on file with the SEC and available on the SEC's website at www.sec.gov.

This press release contains forward-looking statements concerning Yahoo's expected financial performance and Yahoo's strategic and operational plans (including, without limitation, the quotations from management). Risks and uncertainties may cause actual results to differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, possible delays or the failure in satisfying conditions to completion of our proposed spin-off of our remaining stake in Alibaba Group into a newly-formed registered investment company or other factors, including adverse regulatory developments or determinations or adverse changes in, or interpretations of, tax laws, rules or regulations, that could delay or prevent completion of the proposed spin-off or cause the terms of the proposed spin-off to be modified; risks related to realization of the expected benefits of the spin-off to Yahoo and its shareholders; risks related to acceptance by users of new products and services (including, without limitation, products and services for mobile devices and alternative platforms); risks related to Yahoo's ability to compete with new or existing competitors; reduction in spending by, or loss of, advertising customers; risks associated with the Search Agreement with Microsoft Corporation; risks related to acquiring or developing compelling content; risks related to joint ventures and the integration of acquisitions; risks related to possible impairment of goodwill or other assets; risks related to Yahoo’s ability to protect its intellectual property and the value of its brands; adverse results in litigation; security breaches; interruptions or delays in the provision of Yahoo’s services; risks related to Yahoo’s regulatory environment; risks related to fluctuations in foreign currency exchange rates; risks related to Yahoo's international operations; dependence on third parties for technology, services, content, and distribution; risks related to the calculation of our key operational metrics; and general economic conditions. All information set forth in this press release and its attachments is as of April 21, 2015. Yahoo does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances. More information about potential factors that could affect the Company's business and financial results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, which is on file with the SEC and available on the SEC's website at www.sec.gov. Additional information will also be set forth in those sections in Yahoo’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which will be filed with the SEC in the second quarter of 2015.

Yahoo!, Yahoo Aviate, BrightRoll, Flurry, Yahoo Mail, Yahoo Originals, Yahoo App, Yahoo Weather, Yahoo News and Yahoo News Digest, Yahoo TV, Yahoo Politics, Yahoo Finance, Yahoo Sports, and the associated logos are trademarks and/or registered trademarks of Yahoo! Inc. Tumblr is a registered trademark of Tumblr, Inc. All other names are trademarks and/or registered trademarks of their respective owners.

Yahoo! Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	March 31,
	2014	2015

ASSETS
Current assets:
Cash and cash equivalents	$2,667,916	$1,178,475
Short-term marketable securities	5,327,412	4,109,789
Accounts receivable, net	1,032,704	924,411
Prepaid expenses and other current assets	671,075	813,790
Total current assets	9,699,107	7,026,465

Long-term marketable securities	2,230,892	1,618,544
Property and equipment, net	1,487,684	1,483,772
Goodwill	5,163,654	5,140,270
Intangible assets, net	470,842	441,869
Other long-term assets and investments	550,798	506,600
Investments in Alibaba Group	39,867,789	31,927,985
Investments in equity interests	2,489,578	2,346,201

Total assets	$61,960,344	$50,491,706

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$238,018	$269,160
Income taxes payable related to sale of Alibaba Group ADSs	3,282,293	-
Other accrued expenses and current liabilities	671,307	858,353
Deferred revenue	336,963	270,886
Total current liabilities	4,528,581	1,398,399

Convertible notes	1,170,423	1,185,880
Long-term deferred revenue	20,774	22,228
Other long-term liabilities	143,095	130,826
Deferred tax liabilities related to investment in Alibaba Group	16,154,906	12,919,754
Deferred and other long-term tax liabilities, net	1,156,973	1,130,993
Total liabilities	23,174,752	16,788,080

Total Yahoo! Inc. stockholders' equity	38,741,837	33,658,896
Noncontrolling interests	43,755	44,730
Total equity	38,785,592	33,703,626

Total liabilities and equity	$61,960,344	$50,491,706

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2014	2015

Revenue	$1,132,730	$1,225,970

Operating expenses:
Cost of revenue - traffic acquisition costs	45,909	183,139
Cost of revenue - other	293,603	285,263
Sales and marketing	302,325	275,357
Product development	268,264	326,747
General and administrative	164,623	173,513
Amortization of intangibles	18,340	20,073
Gain on sale of patents	-	(2,000)
Restructuring charges, net	9,487	51,232
Total operating expenses	1,102,551	1,313,324

Income (loss) from operations	30,179	(87,354)

Other expense, net	(13,453)	(31,063)

Income (loss) before income taxes and earnings in equity interests	16,726	(118,417)

Provision for income taxes	(4,217)	40,900
Earnings in equity interests	301,402	99,690

Net income	313,911	22,173

Less: Net income attributable to noncontrolling interests	(2,333)	(975)

Net income attributable to Yahoo! Inc.	$311,578	$21,198

Net income attributable to Yahoo! Inc. common stockholders per share - diluted (1)	$0.29	$0.02

Shares used in per share calculation - diluted	1,031,420	947,976

Stock-based compensation expense by function:
Cost of revenue - other	$24,651	$6,009
Sales and marketing	50,674	38,121
Product development	13,927	48,221
General and administrative	19,929	23,345
Restructuring charges, net	-	2,705

Supplemental Financial Data:
Revenue ex-TAC	$1,086,821	$1,042,831
Adjusted EBITDA	$306,381	$231,113
Free cash flow(2)	$113,962	$(3,034,922)

(1)	The impact of outstanding stock awards of entities in which the Company holds equity interests that are accounted for using the equity method reduced the Company's diluted earnings per share by $0.01 for the three months ended March 31, 2014.
(2)	During the three months ended March 31, 2015, the Company satisfied the $3.3 billion income tax liability related to the sale of Alibaba Group ADSs in 2014.

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended
	March 31,
	2014	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$313,911	$22,173
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	123,185	117,061
Amortization of intangible assets	34,349	34,478
Accretion of convertible notes discount	14,666	15,457
Stock-based compensation expense	109,181	118,401
Non-cash restructuring charges	-	(859)
Losses from sale of investments, assets, and other, net	3,550	34,308
Gain on sale of patents	-	(2,000)
Loss on Hortonworks warrants	-	11,909
Earnings in equity interests	(301,402)	(99,690)
Tax benefits from stock-based awards	57,667	32,822
Excess tax benefits from stock-based awards	(59,556)	(37,470)
Deferred income taxes	14,488	17,009
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	98,404	89,923
Prepaid expenses and other	(9,211)	(64,245)
Accounts payable	19,492	30,613
Accrued expenses and other liabilities	(240,175)	89,934
Income taxes payable related to sale of Alibaba Group ADSs	-	(3,282,293)
Deferred revenue	(39,488)	(65,002)
Net cash provided by (used in) operating activities	139,061	(2,937,471)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment, net	(84,655)	(134,921)
Purchases of marketable securities	(912,097)	(712,818)
Proceeds from sales of marketable securities	168,926	172,352
Proceeds from maturities of marketable securities	281,662	2,359,767
Purchases of intangible assets	(1,190)	(1,160)
Proceeds from sales of patents	-	20,000
Proceeds from the settlement of derivative hedge contracts	2,801	19,627
Payments for the settlement of derivative hedge contracts	(600)	(2,151)
Acquisitions, net of cash acquired	(21,661)	(23,073)
Payments for equity investments in privately held companies	(10,399)	-
Other investing activities, net	(566)	(38)
Net cash (used in) provided by investing activities	(577,779)	1,697,585

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	78,977	36,189
Repurchases of common stock	(449,578)	(203,771)
Excess tax benefits from stock-based awards	59,556	37,470
Tax withholdings related to net share settlements of restricted stock awards and restricted stock units	(125,403)	(97,426)
Other financing activities, net	(3,093)	(4,573)
Net cash used in financing activities	(439,541)	(232,111)

Effect of exchange rate changes on cash and cash equivalents	(1,315)	(17,444)

Net change in cash and cash equivalents	(879,574)	(1,489,441)
Cash and cash equivalents, beginning of period	2,077,590	2,667,916

Cash and cash equivalents, end of period	$1,198,016	$1,178,475

Yahoo! Inc.
Note to Unaudited Condensed Consolidated Financial Statements

This press release and its attachments include the non-GAAP financial measures of gross mobile revenue; gross search revenue; revenue excluding traffic acquisition costs (“revenue ex-TAC”); adjusted EBITDA; non-GAAP income from operations; non-GAAP net earnings; non-GAAP net earnings per diluted share; and free cash flow, which are reconciled to revenue (in the case of gross mobile revenue, gross search revenue and revenue ex-TAC); net income attributable to Yahoo! Inc. (in the case of adjusted EBITDA and non-GAAP net earnings); income from operations; net income attributable to Yahoo! Inc. common stockholders per share – diluted; and net cash provided by operating activities, which we believe are the most comparable GAAP measures. Yahoo! Inc. (together with its consolidated subsidiaries, “Yahoo,” the “Company,” or “we”) uses these non-GAAP financial measures for internal managerial purposes and to facilitate period-to-period comparisons. We describe limitations specific to each non-GAAP financial measure below. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure or measures. Further, management uses non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect additional ways of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, revenue, net income attributable to Yahoo! Inc., income from operations, net income attributable to Yahoo! Inc. common stockholders per share – diluted, and net cash provided by operating activities calculated in accordance with GAAP.

Each of gross mobile revenue and gross search revenue is a non-GAAP financial measure. Gross mobile revenue is defined as GAAP mobile revenue plus the related revenue share with third parties. Gross search revenue is defined as GAAP search revenue plus the related revenue share with third parties. We present these amounts to provide investors with additional metrics used by the Company for evaluation and decision-making purposes and as an indicator of the size of our presence in the relevant business. To this end, gross mobile revenue and gross search revenue report the total receipts generated on Yahoo Properties and Affiliate sites by the specified relevant Yahoo business (i.e., mobile or search), before any TAC or other revenue share is paid to the Affiliates and before any revenue share is allocated to Microsoft or other parties. A limitation of these non-GAAP measures is that they include revenue that is recognized by a third party and not by Yahoo; furthermore, they are measures which we have defined for internal and investor purposes that may be unique to us, and therefore may not enhance the comparability of our results to other companies in our industry who have similar business arrangements but address the impact of TAC and revenue sharing differently. Management compensates for these limitations by also relying on the comparable financial measure GAAP revenue.

Revenue ex-TAC is a non-GAAP financial measure defined as GAAP revenue less TAC. TAC consists of payments made to Affiliates and payments made to companies that direct consumer and business traffic to Yahoo Properties. Based on the terms of the Search Agreement with Microsoft, Microsoft retains a revenue share of 12 percent of the net (after TAC) search revenue generated on Yahoo Properties and Affiliate sites in transitioned markets. Yahoo reports the net revenue it receives under the Search Agreement as revenue and no longer presents the associated TAC as an expense. Accordingly, for the current period Yahoo reports GAAP revenue associated with the Search Agreement on a net (after TAC) basis rather than a gross basis. For the 2013 comparison periods, revenue from markets that had not yet transitioned to Microsoft’s platform was recorded on a gross basis, and the associated TAC was recorded as a part of operating expenses. We present revenue ex-TAC to provide investors a metric used by the Company for evaluation and decision-making purposes and to provide investors with comparable revenue numbers when comparing periods preceding, during and following the transition period. A limitation of revenue ex-TAC is that it is a measure which we have defined for internal and investor purposes that may be unique to the Company, and therefore it may not enhance the comparability of our results to other companies in our industry who have similar business arrangements but address the impact of TAC differently. Management compensates for these limitations by also relying on the comparable GAAP financial measures of revenue and total operating expenses, which includes TAC in non-transitioned markets.

Adjusted EBITDA is defined as net income attributable to Yahoo! Inc. before taxes, depreciation, amortization of intangible assets, stock-based compensation expense, other income, net (which includes interest), earnings in equity interests, net income attributable to noncontrolling interests and other gains, losses, and expenses that we do not believe are indicative of our ongoing results. We present adjusted EBITDA because the exclusion of certain gains, losses, and expenses facilitates comparisons of the operating performance of the Company on a period to period basis. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for results reported under GAAP. These limitations include: adjusted EBITDA does not reflect tax payments and such payments reflect a reduction in cash available to us; adjusted EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our businesses; adjusted EBITDA does not include stock-based compensation expense related to the Company’s workforce; adjusted EBITDA also excludes other income, net (which includes interest), earnings in equity interests, net income attributable to noncontrolling interests and other gains, losses, and expenses that we do not believe are indicative of our ongoing results, and these items may represent a reduction or increase in cash available to us; and adjusted EBITDA is a measure that may be unique to the Company, and therefore it may not enhance the comparability of our results to other companies in our industry. Management compensates for these limitations by also relying on the comparable GAAP financial measure of net income attributable to Yahoo! Inc., which includes taxes, depreciation, amortization, stock-based compensation expense, other income, net (which includes interest), earnings in equity interests, net income attributable to noncontrolling interests and the other gains, losses and expenses that are excluded from adjusted EBITDA.

Non-GAAP income from operations is defined as income from operations excluding certain gains, losses, and expenses that we do not believe are indicative of our ongoing operating results and further adjusted to exclude stock-based compensation expense. Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation expense enhances the ability of management and investors to understand the impact of stock-based compensation expense on income from operations. We consider non-GAAP income from operations to be a profitability measure which facilitates the forecasting of our operating results for future periods and allows for the comparison of our results to historical periods. A limitation of non-GAAP income from operations is that it does not include all items that impact our income from operations for the period. Management compensates for this limitation by also relying on the comparable GAAP financial measure of income from operations which includes the gains, losses, and expenses that are excluded from non-GAAP income from operations.

Non-GAAP net earnings is defined as net income attributable to Yahoo! Inc. excluding certain gains, losses, expenses, and their related tax effects that we do not believe are indicative of our ongoing results and further adjusted to exclude stock-based compensation expense and its related tax effects. Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation expense enhances the ability of management and investors to understand the impact of stock-based compensation expense on net income and net income per share. We consider non-GAAP net earnings and non-GAAP net earnings per diluted share to be profitability measures which facilitate the forecasting of our results for future periods and allow for the comparison of our results to historical periods. A limitation of non-GAAP net earnings and non-GAAP net earnings per diluted share is that they do not include all items that impact our net income and net income per diluted share for the period. Management compensates for this limitation by also relying on the comparable GAAP financial measures of net income attributable to Yahoo! Inc. and net income attributable to Yahoo! Inc. common stockholders per share - diluted, both of which include the gains, losses, expenses and related tax effects that are excluded from non-GAAP net earnings and non-GAAP net earnings per diluted share.

Free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities (adjusted to include excess tax benefits from stock-based awards), less acquisition of property and equipment, net and dividends received from equity investees. We consider free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by the business after the acquisition of property and equipment, which can then be used for strategic opportunities including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for this limitation by also relying on the net change in cash and cash equivalents as presented in the Company’s unaudited condensed consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

Yahoo! Inc.
Supplemental Financial Data and GAAP to Non-GAAP Reconciliations
(in thousands)

	Three Months Ended
	March 31,
	2014	2015
Revenue for groups of similar services:
Search	$444,767	$531,666
Display	453,224	463,733
Other	234,739	230,571
Total revenue	$1,132,730	$1,225,970

Revenue excluding traffic acquisition costs ("revenue ex-TAC") for groups of similar services:

GAAP search revenue	$444,767	$531,666
TAC associated with search revenue	(686)	(100,009)
Search revenue ex-TAC	$444,081	$431,657

GAAP display revenue	$453,224	$463,733
TAC associated with display revenue	(44,362)	(82,434)
Display revenue ex-TAC	$408,862	$381,299

Other GAAP revenue	$234,739	$230,571
TAC associated with other GAAP revenue	(861)	(696)
Other revenue ex-TAC	$233,878	$229,875

Revenue ex-TAC:
GAAP revenue	$1,132,730	$1,225,970
TAC	(45,909)	(183,139)
Revenue ex-TAC	$1,086,821	$1,042,831

Revenue ex-TAC by segment:
Americas:
GAAP revenue	$866,928	$984,721
TAC	(34,094)	(166,655)
Revenue ex-TAC	$832,834	$818,066

EMEA:
GAAP revenue	$91,570	$81,086
TAC	(9,193)	(11,704)
Revenue ex-TAC	$82,377	$69,382

Asia Pacific:
GAAP revenue	$174,232	$160,163
TAC	(2,622)	(4,780)
Revenue ex-TAC	$171,610	$155,383

Total revenue ex-TAC	$1,086,821	$1,042,831

Direct costs by segment (3):
Americas	$59,688	$55,730
EMEA	21,669	19,898
Asia Pacific	46,820	50,712
Global operating costs (4)	652,263	687,378
Gain on sale of patents	-	(2,000)
Restructuring charges, net	9,487	51,232
Depreciation and amortization	157,534	151,539
Stock-based compensation expense	109,181	115,696
Income from operations	$30,179	$(87,354)

(3)	Direct costs for each segment include certain cost of revenue-other and costs associated with the local sales teams. Prior to the fourth quarter of 2014, marketing, media, costs associated with Yahoo Properties and ad operation costs were managed locally and included as direct costs for each segment. Prior period amounts have been revised to conform to the current presentation.
(4)	Global operating costs include product development, marketing, real estate workplace, general and administrative, and other corporate expenses that are managed on a global basis and that are not directly attributable to any particular segment. Beginning in the fourth quarter of 2014, marketing, media, costs associated with Yahoo Properties and other ad operation costs are managed globally and included as global costs. Prior period amounts have been revised to conform to the current presentation.

Yahoo! Inc.
Supplemental Financial Data and GAAP to Non-GAAP Reconciliations (continued)
(in thousands)

	Three Months Ended
	March 31,
	2014	2015
Reconciliation of net income attributable to Yahoo! Inc. to adjusted EBITDA:
Net income attributable to Yahoo! Inc.	$311,578	$21,198
Depreciation and amortization	157,534	151,539
Stock-based compensation expense	109,181	115,696
Restructuring charges, net	9,487	51,232
Other expense, net	13,453	31,063
Provision for income taxes	4,217	(40,900)
Earnings in equity interests	(301,402)	(99,690)
Net income attributable to noncontrolling interests	2,333	975
Adjusted EBITDA	$306,381	$231,113

Reconciliation of net cash provided by operating activities to free cash flow:
Net cash provided by (used in) operating activities	$139,061	$(2,937,471)
Acquisition of property and equipment, net	(84,655)	(134,921)
Excess tax benefits from stock-based awards	59,556	37,470
Free cash flow(2)	$113,962	$(3,034,922)

	Three Months Ended
	March 31,
	2014	2015
Reconciliation of GAAP mobile revenue to gross mobile revenue:
GAAP mobile revenue	$144,672	$233,593
Revenue share with third parties	86,718	157,877
Gross mobile revenue	$231,390	$391,470

Reconciliation of GAAP search revenue to gross search revenue:
GAAP search revenue	$444,767	$531,666
Revenue share with third parties	354,386	424,099
Gross search revenue	$799,153	$955,765

(2)	During the three months ended March 31, 2015, the Company satisfied the $3.3 billion income tax liability related to the sale of Alibaba Group ADSs in 2014.

Yahoo! Inc.
GAAP to Non-GAAP Reconciliations
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2014	2015

GAAP income from operations	$30,179	$(87,354)

(a) Restructuring charges, net	9,487	51,232

(b) Stock-based compensation expense	109,181	115,696

Non-GAAP income from operations	$148,847	$79,574

GAAP net income attributable to Yahoo! Inc.	$311,578	$21,198

(a) Restructuring charges, net	9,487	51,232

(b) Stock-based compensation expense	109,181	115,696

(c) Loss on Hortonworks warrants	-	11,909

(d) To adjust the provision for income taxes to exclude the tax impact of items (a) through (c) above for the three months ended March 31, 2014 and 2015	(28,622)	(54,562)

Non-GAAP net earnings	$401,624	$145,473

GAAP net income attributable to Yahoo! Inc. common stockholders per share - diluted (1)	$0.29	$0.02

Non-GAAP net earnings per share - diluted (5)	$0.38	$0.15

Shares used in per share calculation - diluted	1,031,420	947,976
(1)	The impact of outstanding stock awards of entities in which the Company holds equity interests that are accounted for using the equity method reduced the Company's diluted earnings per share by $0.01 for the three months ended March 31, 2014.
(5)	The impact of outstanding stock awards of entities in which the Company holds equity interests that are accounted for using the equity method reduced the Company's non-GAAP diluted earnings per share by $0.01 for the three months ended March 31, 2014.

CONTACTS:
Media Relations Contact:
Yahoo! Inc.
Sarah Meron, 408-349-4040
media@yahoo-inc.com
or
Investor Relations Contact:
Yahoo! Inc.
Joon Huh, 408-349-3382
investorrelations@yahoo-inc.com